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MILWAUKEE
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WASHINGTON, D.C.
WEST PALM BEACH

                                November 19, 2002

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, WI  53718
Ladies and Gentlemen:

     We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the "Company"), with respect to the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 2,500,000 shares of the Company's common stock, $.01 par value ("Common Stock"), and related Common Share Purchase Rights (the "Rights"), which may be issued by the Company pursuant to the Alliant Energy Corporation Shareowner Direct Plan (Existing Shareowners Only) (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 20, 1999, by and between the Company and Wells Fargo Bank, N.A. (as successor to U.S. Bank National Association) (the "Rights Agreement").

     In connection with our representation, we have examined: (i) the Plan; (ii) the Registration Statement, including the Prospectus; (iii) the Rights Agreement; (iv) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (v) resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

     2. It is presently contemplated that the shares of Common Stock to be acquired under the Plan will either be purchased in the open market, acquired in privately negotiated transactions or purchased directly from the Company. To the extent the shares of Common Stock to be acquired under the Plan shall constitute shares newly issued by and purchased directly from the Company, such shares of Common Stock, when issued in accordance with the terms of Release No. 35-27448; 70-9891, issued by the Securities and Exchange Commission on

FOLEY & LARDNER                                             CLIENT/MATTER NUMBER
777 East Wisconsin Avenue, Suite 3800                       031613-0121
Milwaukee, Wisconsin  53202-5367

TEL: 414.271.2400
FAX: 414.297.4900
www.foleylardner.com

Alliant Energy Corporation
November 19, 2002
Page 2


October 3, 2001, and pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

     3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                         Very truly yours,

                                         /s/ FOLEY & LARDNER

                                         FOLEY & LARDNER